                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)

                                USG CORPORATION
                                (Name of Issuer)

                         Common Stock, $0.10 par value
                         (Title of Class of Securities)

                                   903293405
                                 (CUSIP Number)

                                  May 16, 2006
                      (Date of Event Which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]     Rule 13d-1(b)
                  [x]     Rule 13d-1(c)
                  [ ]     Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                                 ---------------------
CUSIP No. 903293405                   13G                    Page  2 of  9 Pages
          ----------------                                        --    --
--------------------------                                 ---------------------

----  --------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      D. E. Shaw Laminar Portfolios, L.L.C. - (IRS Identification
      No. 01-0577802)
----  --------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
----  --------------------------------------------------------------------------
   3  SEC USE ONLY


----  --------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------- ----  ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF       ----  ----------------------------------------------------
        SHARES           6  SHARED VOTING POWER
     BENEFICIALLY
        OWNED               2,615,769
          BY          ----  ----------------------------------------------------
         EACH            7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON              0
         WITH         ----  ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,615,769
----  --------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,615,769
----  --------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [ ]
----  --------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
----  --------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      OO
----  --------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                                 ---------------------
CUSIP No. 903293405                   13G                    Page  3 of  9 Pages
          ----------------                                        --    --
--------------------------                                 ---------------------

----  --------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      D. E. Shaw & Co., L.P. - (IRS Identification No. 13-3695715)
----  --------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
----  --------------------------------------------------------------------------
   3  SEC USE ONLY


----  --------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------- ----  ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF       ----  ----------------------------------------------------
        SHARES           6  SHARED VOTING POWER
     BENEFICIALLY
        OWNED               4,159,669
          BY          ----  ----------------------------------------------------
         EACH            7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON              0
         WITH         ----  ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,166,469
----  --------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,166,469
----  --------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [ ]
----  --------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%
----  --------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      IA, PN
----  --------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                                 ---------------------
CUSIP No. 903293405                   13G                    Page  4 of  9 Pages
          ----------------                                        --    --
--------------------------                                 ---------------------

----  --------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      D. E. Shaw & Co., L.L.C. - (IRS Identification No. 13-3799946)
----  --------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
----  --------------------------------------------------------------------------
   3  SEC USE ONLY


----  --------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------- ----  ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF       ----  ----------------------------------------------------
        SHARES           6  SHARED VOTING POWER
     BENEFICIALLY
        OWNED               3,487,769
          BY          ----  ----------------------------------------------------
         EACH            7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON              0
         WITH         ----  ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,487,769
----  --------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,487,769
----  --------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [ ]
----  --------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
----  --------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      00
----  --------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                                 ---------------------
CUSIP No. 903293405                   13G                    Page  5 of  9 Pages
          ----------------                                        --    --
--------------------------                                 ---------------------

----  --------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David E. Shaw
----  --------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
----  --------------------------------------------------------------------------
   3  SEC USE ONLY


----  --------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------- ----  ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF       ----  ----------------------------------------------------
        SHARES           6  SHARED VOTING POWER
     BENEFICIALLY
        OWNED               4,159,669
          BY          ----  ----------------------------------------------------
         EACH            7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON              0
         WITH         ----  ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,166,469
----  --------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,166,469
----  --------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [ ]
----  --------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%
----  --------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      IN
----  --------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(a)   NAME OF ISSUER:

            USG Corporation

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            125 S. Franklin Street
            Department 188
            Chicago, IL  60606

ITEM 2(a)   NAME OF PERSON FILING:

            D. E. Shaw Laminar Portfolios, L.L.C.
            D. E. Shaw & Co., L.P.
            D. E. Shaw & Co., L.L.C.
            David E. Shaw

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            The business address for all filers is:
            120 W. 45th Street, Tower 45, 39th Floor
            New York, NY 10036

ITEM 2(c)   CITIZENSHIP:

            D. E. Shaw Laminar Portfolios, L.L.C. is a limited liability company organized under the laws of the state of Delaware.
            D. E. Shaw & Co., L.P. is a limited partnership organized under the laws of the state of Delaware.
            D. E. Shaw & Co., L.L.C. is a limited liability company organized under the laws of the state of Delaware.
            David E. Shaw is a citizen of the United States of America.

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.10 par value (the "Shares")

ITEM 2(e)   CUSIP NUMBER:

            903293405

ITEM 3      Not Applicable

ITEM 4      OWNERSHIP:

            As of the close of business on June 9, 2006:

            (a) Amount beneficially owned:

            --------------------------------------  ----------------------------
            D. E. Shaw Laminar Portfolios, L.L.C.:  2,615,769 Shares
            --------------------------------------  ----------------------------
            D. E. Shaw & Co., L.P.:                 4,166,469 Shares
                                                    This is composed of (i)
                                                    671,900 shares in the name
                                                    of D. E. Shaw Valence
                                                    Portfolios, L.L.C., (ii)
                                                    2,615,769 shares in the name
                                                    of D. E. Shaw Laminar
                                                    Portfolios, L.L.C., (iii)
                                                    872,000 shares in the name
                                                    of D. E. Shaw Oculus
                                                    Portfolios, L.L.C., and (iv)
                                                    6,800 shares under the
                                                    management of D. E. Shaw
                                                    Investment Management,
                                                    L.L.C.
            --------------------------------------  ----------------------------
            D. E. Shaw & Co., L.L.C.:               3,487,769 Shares
                                                    This is composed of (i)
                                                    2,615,769 shares in the name
                                                    of D. E. Shaw Laminar
                                                    Portfolios, L.L.C. and (ii)
                                                    872,000 shares in the name
                                                    of D. E. Shaw Oculus
                                                    Portfolios, L.L.C.
            --------------------------------------  ----------------------------
            David E. Shaw:                          4,166,469 Shares
                                                    This is composed of (i)
                                                    671,900 shares in the name
                                                    of D. E. Shaw Valence
                                                    Portfolios, L.L.C., (ii)
                                                    2,615,769 shares in the name
                                                    of D. E. Shaw Laminar
                                                    Portfolios, L.L.C., (iii)
                                                    872,000 shares in the name
                                                    of D. E. Shaw Oculus
                                                    Portfolios, L.L.C., and (iv)
                                                    6,800 shares under the
                                                    management of D. E. Shaw
                                                    Investment Management,
                                                    L.L.C.
            --------------------------------------  ----------------------------

            (b) Percent of class:

            D. E. Shaw Laminar Portfolios, L.L.C.:              5.8%
            D. E. Shaw & Co., L.P.:                             9.3%
            D. E. Shaw & Co., L.L.C.:                           7.8%
            David E. Shaw:                                      9.3%

            (c) Number of Shares to which the person has:

            (i) Sole power to vote or to direct the vote:

            D. E. Shaw Laminar Portfolios, L.L.C.:              -0-
            D. E. Shaw & Co., L.P.:                             -0-
            D. E. Shaw & Co., L.L.C.:                           -0-
            David E. Shaw:                                      -0-

            (ii) Shared power to vote or to direct the vote:

            D. E. Shaw Laminar Portfolios, L.L.C.:              2,615,769 Shares
            D. E. Shaw & Co., L.P.:                             4,159,669 Shares
            D. E. Shaw & Co., L.L.C.:                           3,487,769 Shares
            David E. Shaw:                                      4,159,669 Shares

            (i) Sole power to dispose or to direct the disposition of:

            D. E. Shaw Laminar Portfolios, L.L.C.:              -0-
            D. E. Shaw & Co., L.P.:                             -0-
            D. E. Shaw & Co., L.L.C.:                           -0-
            David E. Shaw:                                      -0-

            (ii) Shared power to dispose or to direct the disposition of:

            D. E. Shaw Laminar Portfolios, L.L.C.:              2,615,769 Shares
            D. E. Shaw & Co., L.P.:                             4,166,469 Shares
            D. E. Shaw & Co., L.L.C.:                           3,487,769 Shares
            David E. Shaw:                                      4,166,469 Shares

            David E. Shaw does not own any shares directly. By virtue of David E. Shaw's position as President and sole shareholder of
            D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the managing member and investment adviser of D. E. Shaw Valence Portfolios, L.L.C., the managing member of D. E. Shaw Investment Management, L.L.C., and the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C. and
            D. E. Shaw Oculus Portfolios, L.L.C., and by virtue of
            David E. Shaw's position as President and sole shareholder of
            D. E. Shaw & Co. II, Inc., which is the managing member of
            D. E. Shaw & Co., L.L.C., which in turn is the managing member of
            D. E. Shaw Laminar Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of 4,159,669 shares, and the shared power to dispose or direct the disposition of 4,166,469 shares, the 4,166,469 shares as described above constituting 9.3% of the outstanding shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 4,166,469 shares.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not Applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable

ITEM 10     CERTIFICATION:

            By signing below, each of D. E. Shaw Laminar Portfolios, L.L.C.,
            D. E. Shaw & Co., L.P., D. E. Shaw & Co., L.L.C., and David E. Shaw certify that, to the best of such reporting person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct. Powers of Attorney, dated February 24, 2004 granted by David E. Shaw in favor of Eric Wepsic, are attached hereto.


Dated:  June 12, 2006


                                       D. E. Shaw Laminar Portfolios, L.L.C.

                                       By: D. E. Shaw & Co., L.L.C., as managing
                                       member

                                             By: /s/ Eric Wepsic
                                                 -------------------------------
                                                 Eric Wepsic
                                                 Managing Director


                                       D. E. Shaw & Co., L.P.

                                       By: /s/ Eric Wepsic
                                           -------------------------------------
                                           Eric Wepsic
                                           Managing Director


                                       D. E. Shaw & Co., L.L.C.

                                       By: /s/ Eric Wepsic
                                           -------------------------------------
                                           Eric Wepsic
                                           Managing Director


                                       David E. Shaw

                                       By: /s/ Eric Wepsic
                                           -------------------------------------
                                           Eric Wepsic
                                           Attorney-in-Fact for David E. Shaw